Exhibit 10.2
Sourcefire, Inc.
August 10, 2007
Mr. Joseph Boyle
Re:      Separation Agreement
Dear Joe:
As discussed, this letter describes the separation and consulting agreement (the “Agreement”) between you and Sourcefire, Inc. (the “Company”).
     1. Separation from Current Position. As we have mutually agreed, your last day of work with the Company and your employment termination date will be September 4, 2007 (the “Separation Date”).
     2. Accrued Salary and Vacation. On the next regular payroll date following the Separation Date, the Company will pay you all accrued salary and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You will receive these payments regardless of whether or not you sign this Agreement.
     3. Severance Benefits. Although the Company has no obligation to do so, if you execute and do not revoke this Agreement, the Company will provide the severance benefits described below (the “Severance Benefits”), provided that you are not in material breach of this Agreement or any other written agreement you may have executed with the Company. These Severance Benefits will be in lieu of any severance payment you would otherwise be entitled to under your offer letter agreement dated April 21, 2006, which will be terminated in all respects as of the Separation Date.
          (a) Stock Options. Pursuant to the Company’s stock option plan (the “Plan”), your stock option will be vested as to 44,257 shares of the Company’s common stock as of the Separation Date. The Company hereby agrees to accelerate vesting of this option such that, as of the Separation Date, you will be vested in an additional 21,167 shares of the Company’s common stock. Your rights to exercise your option as to any vested shares will be as set forth in the Plan and/or your Nonstatutory Stock Option Grant Agreement dated April 27, 2006, which will survive following the Separation Date.
          (b) COBRA Reimbursement. If you are currently participating in the Company’s group health insurance plans, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. If you timely elect and remain eligible for continued coverage under COBRA, the Company, as part of this Agreement, will reimburse you for that portion of your

Mr. Joseph Boyle
August 10, 2007

COBRA premiums at the same level that it was paying prior to the Separation Date through December 31, 2007, which amount equals $846.85 per month, to the extent such coverage remains available to you under the applicable policy.
     4. Consulting Relationship. As part of this Agreement, the Company will engage you as a consultant, and you hereby agree to serve as a consultant, under the following terms:
          (a) Consulting Period. The consulting relationship shall commence on the first business day following the Separation Date and continue through December 31, 2007 (the “Consulting Period”).
          (b) Consulting Services. You agree to make yourself available during the Consulting Period, upon the request of the Company’s Chief Executive Officer or his designee, including but not limited to your successor as General Counsel and Secretary, to provide consulting services in any area of your experience or expertise, including but not limited to providing transition briefing information or services with respect to any and all Company matters in which you were involved, for which you were responsible, or about which you have knowledge (the “Consulting Services”). You shall exercise the highest degree of professionalism and utilize your expertise and creative talents in performing the Consulting Services. You shall be free to pursue employment or consulting with a third party during the Consulting Period. The Company shall not require you to perform the Consulting Services in a manner that would unreasonably interfere with your performance of your other professional duties.
          (c) Consulting Fees.
          (i) During the Consulting Period, the Company will pay you a consulting fee at the rate of $14,583.33 per month for Consulting Services rendered during the Consulting Period. During the Consulting Period if you are asked by the Company’s Chief Executive Officer to provide more than 10 hours of services per week, the Company agrees to pay you at the rate of $250 per hour, which is in addition to your monthly consulting fee (collective, the “Consulting Fees”). For the avoidance of any doubt, in the event you provide less than ten (10) hours of Consulting Services in any one week period, the Company’s obligation to pay the fixed consulting fee outlined in the first sentence of this Section 4(c) shall be unaffected. You will not be reimbursed for any expenses incurred by you in providing the Consulting Services unless authorized in advance by the Company’s Chief Executive Officer in writing.
          (ii) You will remain eligible for a quarterly bonus for Q3 and Q4 up to a maximum amount of $12,500 based on achievement of individual and corporate objectives. Sourcefire agrees that, for purposes of determining the amount of your quarterly bonus for Q3 and Q4, the compensation committee shall consider (i) you to have achieved your individual objectives; and (ii) with regard to the corporate objectives, you will be treated the same as similarly situated executive officers of the Company. The Company will pay any Q3 bonus to

Mr. Joseph Boyle
August 10, 2007

you when it pays such similar bonus to its senior executives and will pay any Q4 bonus to you on December 31, 2007.
     (iii) Because you will perform the Consulting Services as an independent contractor, the Company will not withhold from the Consulting Fees any amount for taxes, social security or other payroll deductions. The Company will report your Consulting Fees on an IRS Form 1099. You acknowledge that you will be entirely responsible for payment of any taxes which may be due with regard to the Consulting Fees, and you hereby indemnify and save harmless the Company from any liability for any taxes, penalties or interest that may be assessed by any taxing authority with respect to the Consulting Fees.
          (d) Protection of Information. You agree that, during the Consulting Period and thereafter, you will not, except for the purposes of performing your Consulting Services, use or disclose any confidential or proprietary information or materials of the Company that you obtain or develop in the course of performing the Consulting Services. Any and all work product you create in the course of performing the Consulting Services will be the sole and exclusive property of the Company.
          (e) Authority During Consulting Period. After the Separation Date, you will have no authority to bind the Company to any contractual obligations, whether written, oral or implied. You agree that after the Separation Date, you will not represent or purport to represent the Company in any manner whatsoever to any third party unless authorized to do so in writing by me.
          (f) Independent Contractor. You acknowledge and agree that during the Consulting Period you will be an independent contractor of the Company and not an employee. You further acknowledge and agree that, during the Consulting Period, you will not be entitled to any of the benefits that the Company may make available to its employees, such as group insurance, workers’ compensation insurance coverage, profit sharing or retirement benefits, other than as may be expressly provided by law due to your status as a former employee of the Company or as provided under Section 3(b) above.
     5. Benefit Plans.
Your participation in employer-sponsored Basic and Optional Term Life Insurance, and Short- and Long-Term Disability Insurance will cease as of the Separation Date. You may elect to convert your Basic Term Life Insurance by completing the conversion within 31 days of your Separation Date pursuant to page 31 of your Certificate of Insurance. Enclosed is the conversion form to convert this benefit. Additionally, with respect to your Optional Term Life Insurance, you may exercise your Portability Option within 31 days of your Separation Date pursuant to page 30 of your Certificate of Insurance. A copy of the Election of Portable Coverage Form is enclosed.
Your participation in employer-sponsored Long-Term Care Insurance will cease as of September 30, 2007. You may elect to convert your Long-Term Care Insurance by contacting Genworth

Mr. Joseph Boyle
August 10, 2007

with the necessary information by November 30, 2007. You will receive information by mail regarding conversion procedures.
You have the right to continue your current Medical and Dependent Care Flexible Spending Account if you are participating in this program. Your last full Spending Account payroll deductions will be processed in the August 31, 2007 pay period. You have until April 30, 2008, to claim expenses that you incurred prior to the Separation Date.
     6. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.
     7. Expense Reimbursements. If you have been issued any Company credit or calling cards, the Company will cancel these card(s) effective the Separation Date. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.
     8. Return of Company Property. Except for documents or materials that the Company authorizes you in writing to retain for purposes of performing the Consulting Services, on the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Please coordinate return of Company property with Heather Wiley, Senior Director of HR. Receipt of the Severance Benefits described in paragraphs 3 and 4 of this Agreement is expressly conditioned upon return of all Company Property.
     9. Proprietary Information and Post-Termination Obligations. Both during and after your employment you acknowledge your continuing obligations under your Employee Proprietary Information, Inventions, and Non-Competition Agreement not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitation and competitive activities. A copy of your Employee Proprietary Information, Inventions, and Non-Competition Agreement is attached hereto as Exhibit A. If you have any doubts as to the scope of the restrictions in your agreement, you should contact Wayne Jackson, Chief Executive Officer, immediately to assess your compliance.
     10. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and

Mr. Joseph Boyle
August 10, 2007

financial advisor; and (c) you may disclose this Agreement insofar as such disclosure may be required by law.
     11. Nondisparagement. Both you and the Company agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company’s obligations under this section are limited to Company representatives with knowledge of this provision.
     12. References. The Company will act as a reference for you if you direct all requests for references from prospective employers to Wayne Jackson and Todd Headley. The Company further agrees that you may obtain a verbal reference from Messrs. Jackson and/or Headley to quote in your marketing literature.
     13. Release. In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law. The claims and causes of action you are releasing and waiving in this Agreement include, but are not limited to, any and all claims and causes of action that the Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns or affiliates:
•	has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

•	has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. § 1981, as amended; the

     Mr. Joseph Boyle
     August 10, 2007

Equal Pay Act; the Americans With Disabilities Act; the Family and Medical Leave Act; the Virginia Human Rights Act; the Virginians with Disabilities Act; Maryland Fair Employment Practices Act, Article 49B; the Employee Retirement Income Security Act; Section 510; and the National Labor Relations Act;

•	has violated any statute, public policy or common law (including but not limited to claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).
Notwithstanding the foregoing, you are not releasing any right of indemnification you may have for any liabilities arising from your actions within the course and scope of your employment with the Company or within the course and scope of my role as an officer of the Company. Also excluded from this Agreement are any claims which cannot be waived by law. You are waiving, however, your right to any monetary recovery should any governmental agency or entity, such as the EEOC or the DOL, pursue any claims on your behalf. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, as amended. You also acknowledge that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a claim. You further acknowledge that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier and if you do you will sign the Consideration Period waiver below); (d) you have seven (7) days following your execution of this Agreement to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired unexercised, which shall be the eighth day after this Agreement is executed by you (the “Effective Date”).
     14. No Admission. It is understood and agreed that this is a mutually agreed separation agreement. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.
     15. Breach. You agree that upon any breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of paragraphs 8, 9, 10, and 11 of this Agreement and further agree that any threatened or actual violation or breach of those paragraphs of this Agreement will constitute immediate and irreparable injury to the

Mr. Joseph Boyle
August 10, 2007

Company. You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement. If the Company believes that you have breached any provision of this Agreement, the Company agrees to first provide you with notice and an opportunity to cure the violation within twenty (20) days.
     16. Miscellaneous. This Agreement, including Exhibits A and B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Maryland as applied to contracts made and to be performed entirely within Maryland.
If this Agreement is acceptable to you, please sign below and return the original to me.
I wish you good luck in your future endeavors.
Sincerely,
Sourcefire, Inc.

By:	/s/ E. Wayne Jackson
E. Wayne Jackson Chief Executive Officer
Agreed to and Accepted:
/s/ Joseph Boyle
Joseph Boyle

Exhibit A —	Employee Proprietary Information, Inventions, and Non-Competition Agreement

Mr. Joseph Boyle
August 10, 2007

CONSIDERATION PERIOD
I, Joseph Boyle, understand that I have the right to take at least 21 days to consider whether to sign this Agreement, which I received on August 10, 2007. If I elect to sign this Agreement before 21 days have passed, I understand I am to sign and date below this paragraph to confirm that I knowingly and voluntarily agree to waive the 21-day consideration period.
Agreed:

Employee Signature

Date

Exhibit A
EMPLOYEE PROPRIETARY INFORMATION,
INVENTIONS, AND NON-COMPETITION AGREEMENT